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                                                             (Exhibit 1(A3)(cii)

                                                                             PPA

                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               COMMISSION SCHEDULE
                          FOR PERSONAL PRODUCING AGENTS

1        OPTIONS (Forms C111, C112, C116 and state variations)

         Scheduled Premiums

         First year and renewal commission rates for Scheduled Premiums paid when the Special Premium Payment Provision is not in effect. (Scheduled Premiums paid when the Special Premium Payment Provision is in effect are considered Unscheduled Premium Payments.)

                             FIRST YEAR COMMISSIONS

   Age
    At          Non-Smoker        Non-Smoker       Smoker or Juvenile**   Smoker or Juvenile**
   Issue*      Face Amount     Face Amount Less        Face Amount             Face Amount
             100,000 & Over     Than $100,000        $100,000 & Over        Less Than $100,000
   0-60            50%               45%                   45%                      40%
    65             45                40                    40                       35
    70             40                35                    35                       30
    75             30                25                    25                       20
    80             20                15                    15                       10

* To obtain commission rates for intermediate issue ages, use straight line interpolation.

**       Juvenile ages are 0-21.


                  RENEWAL
                COMMISSIONS      FEES
                         POLICY YEARS
                   2-10     11-15    16 & LATER
                    7%       2.5%        1.5%


Unscheduled Premiums

Commission rates for Unscheduled Premium Payments.

                                   COMMISSIONS
                                                         POLICY YEARS
                                                        1        2 - 10
                  PRIMARY PREMIUM                       -           7%
                  EXCESS PREMIUM                       1.5%       1.5%

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Notes for Options

For purposes of determining commission rates for Unscheduled Premium Payments, Primary Premiums and Excess Premiums will be determined as follows:

         A. At the beginning of each policy year that the Special Premium Payment Provision is in effect, the Company will add to a Special Account for the policy an amount equal to the scheduled annual premium for the policy including premiums for supplemental benefits and substandard extras for which commissions are normally paid.

         B. Upon receipt of any Unscheduled Premium, the Company will determine the lesser of the Unscheduled Premium and the amount of the Special Account. This is the Primary Premium. The balance, if any, of the unscheduled Premium over the Primary Premium is the Excess Premium.

         C. The amount of the Primary Premium will be subtracted from the balance in the Special Account each time an Unscheduled Premium Payment is made during a policy year.

         D. At the end of each policy year that the Special Premium Payment Provision is in effect, the Special Account will be restated to the lesser of its current balance or one scheduled annual premium. At the end of each policy year that the Special Premium Payment Provision is not in effect, the Special Account will be reduced to 0.

2.       OptionsPlus (Forms C126, C127, C128 and state variations)

         First year commission rates will apply during the first Policy Year and during the twelve month period after a face amount increase. Renewal commission rates on face amount increases will be calculated using the renewal commission rates based on the number of twelve-month periods (including the partial year) as measured from the date of such increase. First year commissions will not be paid on increases in face amount that result from changing from Death Benefit Option B to Option A under the terms of the policy.

         First year commissions will be paid at the target rate as listed in the table below up to the amount of the Commissionable Target Premium published by the Company in the Sales Guide. Commissions on first year premiums greater than the Commissionable Target Premium will be paid at the excess rate listed in the table below. The Commissionable Target Premium may be changed from time to time by the Company.

         For policies which have had a face amount increase, premiums are allocated in the following order: first, to the Commissionable Target Premiums of the most recent increase; then to the next most recent increases, successively; and finally to the initial face amount. Premiums in excess of the total of all Commissionable Target Premiums will be allocated to the initial face amount and to each increase in proportion to the respective Commissionable Target Premiums.


                                   OptionsPlus
                                                      RENEWAL
         AGE AT ISSUE       FIRST YEAR COMMISSIONS   COMMISSIONS     FEES
         OR AT INCREASE
         TO FACE AMOUNT*       TARGET    EXCESS        POLICY YEARS
                                                   2-3      4-10     11+
             1-65                50%       2%       4%       3%       2%
             70                  45%       2%       4%       3%       2%
             75                  35%       2%       4%       3%       2%
             80                  25%       2%       4%       3%       2%

* To obtain commission rates for intermediate issue ages, use straight line interpolation.

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3.       Survivor OptionsPlus (Forms C130, C130A, and state variations)

         Face amount increase is not permitted for Survivor OptionsPlus.

         First year commission rates will apply during the first Policy Year. First year commissions will not be paid on increases in face amount that result from changing from Death Benefit Option B to Option A under the terms of the policy.

         First year commissions will be paid at the target rate as listed in the table below up to the amount of the Commissionable Target Premium published by the Company in the Sales Guide. Commissions on first year premiums greater than the Commissionable Target Premium will be paid at the excess rate listed in the table below. The Commissionable Target Premium may be changed from time to time by the Company.

                              Survivor OptionsPlus
-----------------------------------------------------------------------------
                                                    RENEWAL
                        FIRST YEAR COMMISSIONS     COMMISSIONS       FEES
  JOINT EQUAL           -----------------------------------------------------
  AGE AT ISSUE                                              POLICY YEARS
                          TARGET       EXCESS      --------------------------
                                                     2-3       4-10      11+
-----------------------------------------------------------------------------
     25-80                  45%          2%           3%        2.5%     2%
-----------------------------------------------------------------------------


Chargebacks for OptionsPlus and Survivor OptionsPlus

In addition to the provisions in section 5 (h) of the Personal Producing Agent's Agreement, if a policy solicited by the Personal Producing Agent lapses, is surrendered or the face amount is reduced, any commissions shall be refunded to the Company based on the formula listed below:

Date of Policy Laps, Surrender
  or Face Amount Reduction                     Commission Chargeback
------------------------------                 ---------------------

Issue date of policy or date of             100% of commissions paid less
increase in face amount to the              100% of the policy Sales Surrender
end of the first 6 months                   Charge applicable to the Lapse,
                                            Surrender or Reduction

Beginning of month 7 through the            70% of commissions paid less
end of 12 months after the issue            70% of the policy Sales Surrender
date of policy or date of increase          Charge applicable to the Lapse,
in the face amount                          Surrender or Reduction

Beginning of month 13 through the           50% of commissions paid less
end of 24 months after the issue            50% of the policy Sales Surrender
date of policy or date of increase          Charge applicable to the Lapse,
in face amount                              Surrender or Reduction


This Commission Schedule hereby amends and should be filed with your current Agreement.



                                         Effective January 1, 1997
                                         Provident Mutual Life Insurance Company


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